Adamis Pharmaceuticals Corporation 8-K

Exhibit 5.1

February 21, 2020

Adamis Pharmaceuticals Corporation

11682 El Camino Real, Suite 300

San Diego, CA 92103

Ladies and Gentlemen:

We have acted as counsel to Adamis Pharmaceuticals Corporation, a Delaware corporation (the “Company”), in connection with the offering by the Company of 11,600,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-226100) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated July 18, 2018, contained in the Registration Statement (the “Base Prospectus”); and the prospectus supplement dated February 21, 2020, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement and the Prospectus.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein with concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware constitution and reported judicial decisions relating thereto.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission under such Section.

Sincerely,

/s/ Weintraub Tobin

Weintraub Tobin Chediak Coleman Grodin